RESOLUTIONS BY UNANIMOUS WRITTEN CONSENT
                          OF THE BOARD OF DIRECTORS OF
                         EMERGENT BUSINESS CAPITAL, INC.
                         PERTAINING TO SALE OF ASSETS TO
                    TRANSAMERICA BUSINESS CREDIT CORPORATION




        The board of directors (the "Board") of Emergent Business Capital, Inc. (the "Company") hereby adopts the following resolutions by unanimous written consent, waiving any requirement of notice and a meeting, to be effective as of October 2, 1998:

        WHEREAS, the Board has examined preliminary drafts and an execution copy of that certain asset purchase agreement by and among TransAmerica Business Credit Corporation ("TransAmerica") and certain subsidiaries thereof, the sellers named therein and HomeGold Financial, Inc. (the "Agreement"); and

        WHEREAS, the Board believes that it is in the best interest of the Company and its shareholder to sell substantially all of its assets (including all of its ownership interest in Emergent Business Capital Holdings Corporation) to TransAmerica or certain of its subsidiaries pursuant to the terms of the Agreement; and

        WHEREAS, the Board has made such investigation as it believes necessary to determine the fairness of the consideration to be received by the Company in exchange for the assets to be sold pursuant to the Agreement;

        NOW THEREFORE, be it resolved as follows:

        RESOLVED, that the Company is hereby authorized to enter into and perform its obligations under the Agreement;

        RESOLVED, that the Board believes that the consideration to be received by the Company in exchange for the assets to be sold pursuant to the Agreement is at least equal to the fair market value of such assets;

        RESOLVED, that the President, any Vice President, Secretary, any Assistant Secretary, Treasurer and any Assistant Treasurer (collectively, the "Officers"), and each of the foregoing persons, are hereby authorized to execute and deliver the Agreement on behalf of the Company and to take or cause to be taken such other actions and execute or cause to be executed such other documents as may be necessary, in such Officer's reasonable discretion, to effectuate the purposes of these resolutions and the transactions contemplated in the Agreement;
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        RESOLVED, that these resolutions may be executed in multiple counterparts which taken together shall constitute a single document.


        IN WITNESS WHEREOF, the members of the Board have set their signatures below:

THE BOARD OF DIRECTORS OF
EMERGENT BUSINESS CAPITAL, INC.


/s/ Keith B. Giddens                               /s/ Kevin J. Mast
--------------------------------------------------------------------------------
Keith B. Giddens                                   Kevin J. Mast


/s/ John M. Sterling, Jr.
-------------------------
John M. Sterling, Jr.





                           CONSENT OF SOLE SHAREHOLDER

        The undersigned, being the sole shareholder of Emergent Business Capital, Inc., hereby consents to the foregoing resolutions waiving any requirement of notice and a meeting, to be effective as of October 2, 1998.


                                            HOMEGOLD FINANCIAL, INC.

                                            By: /s/ John M. Sterling, Jr.
                                                --------------------------------
                                                 John M. Sterling, Jr.
                                                 Chairman of the Board
                                                 Chief Executive Officer